Exhibit 99.1

Equinix Contact:	Equinix Investor Relations:
David Fonkalsrud	Jason Starr
K/F Communications, Inc.	Equinix
(415) 255-6506	(650) 513-7402
dave@kfcomm.com	jstarr@equinix.com

FOR IMMEDIATE DISTRIBUTION

EQUINIX CLOSES $10 MILLION INVESTMENT; COMPLETES $40 MILLION FUNDING GOAL

Foster City, CA – June 9, 2003 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, announced that it has closed the $10 million investment from Crosslink Capital, reaching the previously announced funding goal of $40 million. The transaction closed June 5, 2003. The company intends to retain the proceeds from this financing on its balance sheet for greater operating flexibility.

“We are very pleased with this investment, as Equinix has gained a valuable partner in Crosslink,” said Peter Van Camp, CEO of Equinix. “We believe this investment is a firm vote of confidence in the business model, the management team and our long term prospects. This additional investment further strengthens our financial condition, allowing us to maintain momentum in both increasing our market share and expanding our leadership position.”

As a part of the transaction, Gary Hromadko, Venture Partner, Crosslink Capital will join the Equinix Board of Directors comprised of Peter Van Camp, CEO, Equinix; Mike Volpi, Senior Vice President, Cisco Systems; Andy Rachleff, General Partner, Benchmark Capital; Scott Kriens, President and CEO, Juniper Networks; Lee Theng Kiat, President and CEO, Singapore Technologies Telemedia; Jean Mandeville, CFO, Singapore Technologies Telemedia; and Steven Poy Eng, Program Manager, WAM!NET Government Services.

Equinix’s Internet exchange services enable enterprise and Internet companies to quickly, easily and privately interconnect with a choice of business partners, service providers and customers, providing them with the flexibility, speed and adaptability they need to accelerate business growth and improve Internet performance. By operating within these neutral hubs of network service providers, companies can cost-effectively execute strategic connectivity agreements with their key business partners within a highly secure and reliable environment.

About Crosslink Capital

Since 1989, Crosslink Capital has invested in emerging technology companies. Currently, its venture investing activities are focused on the software, core technology/semiconductor and business services industries. Crosslink invests in very early, seed stage financings all the way through later stage private opportunities and into the public market. This strategy allows Crosslink to remain a long-term investor in its portfolio companies. Crosslink Capital was the first venture capital firm in the U.S. to fully integrate public and private technology investing. To learn more about Crosslink Capital visit www.crosslinkcapital.com.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies and network services providers. Through the company’s 15 Internet Business Exchange™ (IBX®) centers in six countries, customers can directly interconnect with the providers that serve more than 90% of the world’s Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.